UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 5, 2011
Date of Report – (Date of earliest event reported)

CHINA GENGSHENG MINERALS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34649	91-0541437
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

No. 88 Gengsheng Road,
Dayugou Town, Gongyi, Henan,
People's Republic of China
(Address of Principal Executive Offices)

451271
(Zip Code)

(86) 371-64059818
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2011, the Board of Directors (the “Board”) of China GengSheng Minerals, Inc. (the “Company”) elected Mr. Hsin-I Lin as a Non-Executive Director of the Company. Mr. Lin is also the Chair of the Company’s Nominating and Corporate Governance Committee, and a member of the Audit Committee and the Compensation Committee of the Board. Mr. Lin’s term as Director will expire if he fails to be re-elected at an annual general meeting of the Company or a special meeting of stockholders to be held in 2012. Mr. Lin’s appointment may also be terminated at any time by the Company in accordance with the relevant laws and regulations of the Company’s by-laws, or upon his resignation.

Mr. Lin, 59, has been with Rim Asia Capital Partners since 2004, where he served as Partner. Prior to joining Rim Asia Capital Partners, he worked as a Partner at SVO, from 2002-2004. Mr. Lin has approximately twenty years of experience in business administration, direct investment, corporate finance, and investment banking in the United States and China. Mr. Lin received his B.A. from Tamkang University in Taiwan, his M.A. from Waseda University in Japan, his M.B.A from Oklahoma City University in the United States and his PhD in economics from Northwest University in China.

Mr. Lin will receive annual compensation for his service on the Board in accordance with his appointment agreement, including USD$ 25,000 (or equivalent RMB). Part of Mr. Lin’s compensation may be paid in accordance with the specific details of the 2011 Long-Term Incentive Plan (the “2011 Plan”) described and summarized in Exhibit A of the Company’s Proxy Statement in the Schedule 14A filed with the Securities and Exchange Commission on August 15, 2011. The 2011 Plan was approved at the Annual Meeting of Stockholders of the Company on September 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GENGSHENG MINERALS, INC.

Date: October 5, 2011	By: /s/ Shunqing Zhang
Name: Shunqing Zhang
Title: Chief Executive Officer